AGREEMENT RE CONSIDERATION FOR LICENSING OF PATENT

THIS AGREEMENT is made and entered into as of this the 30th day of January, 2009, by and between IMMUNOTECH LABORATORIES, INC., a Nevada corporation ( “Immunotech”), HARRY ZHABILOV and ARA GHANIME.

W I T N E S S E T H:

WHEREAS, by a separate agreement, The Zhabilov Trust has exclusively licensed to Immunotech and Immunotech wishes to exclusively license from The Zhabilov Trust all of The Zhabilov Trust's rights under patents, patent applications and know-how (including  U.S. Patent and Trademark Office serial number 11/177,427 filed on 7/11/2005/Cislo & Thomas LLP’s Docket Number  06-16256/ US Patent Application 20060104992 dated May 18, 2006 that Inventor Harry H. Zhabilov,  together with his wife Diana Zhabilov, had assigned on July 18, 2006 to The Zhabilov Trust) related to IPF specific to the HIV/AIDS treatment ONLY; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:  In consideration of the exclusive license granted herein and the transfer of ownership of the Transferred Assets, Immunotech shall pay the following amounts:

Concurrently with execution hereof, Immunotech shall transfer a 49% interest in Immunotech to HARRY ZHABILOV and a 49% interest in Immunotech to ARA GHANIME.

On or Before December 31, 2009, Immunotech shall pay to HARRY ZHABILOV the sum of Seven Hundred and Seventy Five Thousand United States Dollars (US$ 775,000) by cashier check in immediately available funds, and Immunotech shall pay to ARA GHANIME the sum of Seven Hundred and Seventy Five Thousand United States Dollars (US$ 775,000) by cashier check in immediately available funds,. Such amount shall be non-refundable and non-creditable, and shall not be subject to any counterclaim or set-off.

Additionally, Immunotech will transfer 98% ownership of all authorized common shares and preferred shares to both HARRY ZHABILOV and ARA GHANIME collectively. HARRY ZHABILOV and ARA GHANIME as majority shareholders and members of the board of directors, shall have the full right, and ownership of these shares and authority to issue from authorized shares both common shares and preferred shares per company’s operational requirements.

                  Upon Immunotech generating revenue from any kind of contractual agreement, i.e. milestone payments, patent licensing/sublicensing, royalties earned, Immunotech shall pay a five percent (5%) royalty on the amount of aggregate worldwide gross revenue, to be paid one-half to HARRY ZHABILOV and one-half to ARA GHANIME.

116 West Stocker St. Glendale, CA 91202
Phone (818) 409 9091 * Fax (818) 409-0198
www.immunotechlabs.com

This agreement is irrevocable and can not be reversed or changed without the strict written agreement of both Harry H. Zhabilov and Ara A. Ghanime. Furthermore this agreement will be rendered void and all licensing rights will be reversed and terminated if any of this agreement’s conditions are not met.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

IMMUNOTECH LABORATORIES, INC.

By:  Ara A. Ghanime

/s/ Ara A. Ghanime	/s/ Harry Zhabilov	/s/ Ara Ghanime
Chairman of the Board of Directors	HARRY ZHABILOV	ARA GHANIME